Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q1 2008 Powerwave Technologies Earnings Conference Call

Event Date/Time: May. 05. 2008 / 2:00PM PT

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CORPORATE PARTICIPANTS

Tom Spaeth

Powerwave Technologies - Treasurer

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

George Iwanyc

Oppenheimer - Analyst

Kim Watkins

JPMorgan - Analyst

Thomas Lee

Goldman Sachs - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Mike Walkley

Piper Jaffray - Analyst

Ken Muth

Robert W. Baird - Analyst

Anil Doradla

Caris and Company - Analyst

Unidentified Participant

Analyst

Bill Choi

Jefferies & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2008 Powerwave Technologies earnings conference call. I’ll be your coordinator for today. (OPERATOR INSTRUCTIONS) I would now like to turn your presentation over to Mr. Tom Spaeth, Treasurer, please proceed sir.

Tom Spaeth - Powerwave Technologies - Treasurer

Thanks, Eric, good afternoon and well to Powerwave Technologies 2008 financial results conference call. I’m Tom Spaeth Powerwave’s Treasurer. Joining us today on the call will be Ron Buschur, Powerwave’s President and Chief Executive Officer; and Kevin Michaels, Powerwave’s Chief Financial Officer.

Before starting I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave including but not limited to, anticipated revenue and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the company’s product lines, projected growth in market share, trends in wireless infrastructure market, the timing of product deliveries and future orders, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates and day sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize anticipated cost savings and synergies, the potential negative impact on our demand for our products due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the ability to implement new ERP systems, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-K for the year ended December 30, 2007, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied. In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information. Now I’m going to turn the call over to Kevin Michaels, Powerwave’s Chief Financial Officer.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, Tom. And with all the risk factors in mind, I would like start by quickly reviewing our financial results, which are also summarized in our press release.

Net sales for the first quarter of 2008 were $226.3 million and we reported a net loss of $14.2 million which equates to a net loss on a GAAP basis of $0.11 per share. This loss includes approximately $5.5 million of restructuring and impairment charges, which include charges related to the restructuring and consolidation of several of our facilities as well as severance costs. There is also an additional $8.7 million of noncash intangible asset amortization related to our prior acquisitions. In summary, all of these charges and amortizations totaled approximately $14.2 million for the first quarter of 2008.

For the first quarter, on a pro forma basis, excluding all restructuring and impairment charges, acquisition-related charges and intangible asset amortization, we would have reported pro forma net income of $800,000 or pro forma net earnings per share of $0.01. I want to note that included in both our GAAP and pro forma results are the impact of $1.3 million of pretax stock compensation expense dues to SFAS 123R, almost all of which is included in operating expenses. If you were to exclude this expense from our reported results, you would add approximately $0.01 to EPS for both our GAAP and pro forma results for the first quarter. This is approximately the same impact as in the prior year period. Now I will describe our revenues on a geographic basis.

Our total Americas revenues for the first quarter of 2008 were approximately $86.1 million or 38% of our revenues. Our total Asian sales account for approximately 28% of revenues or $62.7 million and our total European and other international revenues were $77.5 million or approximately 34% of revenues. Comparing our revenues from the first quarter of 2008 to the first quarter of 2007, we saw significant growth in both the Americas region as well as the Asia Pacific region. Our total sales increased by 38% year over year, which was driven largely by increased demand across these marketplaces.

If we factor out the impact of foreign exchange rates on our revenues of approximately 6% year over year, we still had an annual growth rate of 30% when compared to the prior year period. For the first quarter, sales of products within our antenna systems product group totaled $51.9 million or 23% of total revenues. Base station subsystem sales totaled $152.5 million or 67% of revenues, and coverage solutions sales totaled $21.9 million or 10% of revenues. For the first quarter, our total 3G-related sales were approximately $90 million or approximately 40% of our total revenues. Our 2G and 2.5 G-related sales were approximately $128.2 million or 57% of revenues and our total WiMAX sales were approximately $8.1 million or 3% of revenues. We are now including all 3G capable products within the 3G category, to provide what we believe is a more accurate view of the breakdown of the transmission protocols driving our revenues. In terms of our customer profile for the first quarter, our total OEM sales accounted for approximately 68% of our total revenues and our total direct and operator sales account for approximately 32% of our revenues.

Now I’ll describe our gross margins for the first quarter. On a GAAP basis our total consolidated gross profit margin was 18.6% for the first quarter. In our press release on page three, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding a total of $11.5 million, which consists of restructuring and impairment charges and noncash intangible asset amortization, our total gross profit margin would have been 23.7%. For the first quarter, our GAAP reported cost of goods sold includes a credit of approximately $1.1 million related to our sale during the first quarter of inventory, which was previously determined to be excess and obsolete to our ongoing requirements. This represents a pickup of approximately 0.5% of gross margin and when you subtract this from our reported pro forma gross margin, our adjusted pro forma gross margin would have equaled 23.2% for the first quarter. For 2008 we continued to be focused on executing on our plans to improve our gross margins. We have additional work to be completed during this year to complete our supply chain consolidation activities as well as further reduce our manufacturing overhead costs and try to drive higher margin revenues within our business.

Next I’ll describe our operating expenses for the first quarter. Our sales and marketing expenses were $12.5 million, our engineering expenses were $19.7 million, and our G&A expenses were $15.1 million. Excluding restructuring impairment charges and intangible assets amortization for the first quarter which totaled $2.7 million, our total operating expenses equaled approximately $47.3 million. This is below our fourth quarter total of $50.4 million and is on track for our quarterly goal of $45 million for the second half of this year. I want to state that we remain committed to our cost reduction plans and we are continuing to execute on those as we go through this year. As a note, our quarterly target of $45 million for the second half of this year excludes any amortization of intangibles and restructuring and impairment costs. In addition, it also excludes any employee bonus accruals.

Now I will continue through the income statement. In terms of other income and expense, we recorded a total of approximately $5.3 million of other expense in the first quarter of 2008. The main contributors to this expense were two items, the first being our FX translation loss for the quarter which resulted in a loss of approximately $3.2 million for the first quarter. This loss was due to the significant fall in the value of the U.S. dollar versus most all currencies, especially the euro and the Swedish kroner. Some of our sales in Europe as well as our inter Company transactions are denominated in the U.S. dollar, generating this translation loss on our consolidated results. While we also recorded a significant balance sheet translation gain due to the change in the value of the dollar, this does not offset the P&L impact of the foreign dollar receivables. We are working to reduce these amounts as we go forward.

As I’m sure most of you are aware, the fall in the value of the dollar coupled with the multiple interest rate cuts by the U.S. Federal Reserve has significantly weakened the dollar as well as significantly reduced short-term interest rates. While this has overall benefited our revenues, this has significantly reduced our interest income. Our net interest expense for the first quarter was $2.8 million. This reflects the interest expense of our outstanding convertible notes, the amortization of our prior debt issuance cost, offset by interest income that we did generate during the quarter.

For the first quarter our tax rate was impacted by some minor tax payments and the valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be in the range of approximately 10% for fiscal 2008. I want to stress that this estimate will fluctuate based upon our actual results and due to the fact that both our U.S. and Swedish deferred tax assets have been fully reserved. With the prior write-off of our main deferred tax assets, those entities operate an effective 0% rate and our reported rate reflects any income or losses on our other tax jurisdictions. For the first quarter on a full GAAP basis, our rate was approximately 7%.

Next I’ll review our balance sheet. Total cash at March 30, 2008, was approximately $86.2 million, of which $3.2 million is reflected as restricted cash. Total cash balances increased by $20.7 million from the fourth quarter of fiscal 2007. For the first quarter, our net inventory was $94 million, which represents inventory turns of approximately 7.4 times. We remain extremely focused on continuing to improve our inventory turns which should over time free up some of the cash still trapped in our balance sheet. While our total net accounts receivable increased to $255.5 million, our AR days sales outstanding increased to approximately 103 days from 94 days in the fourth quarter of 2007. This increase is largely due to the strong shipments we achieved during March which impacts this calculation. As a comparison, for the first quarter of 2007 our DSO was at 108 days.

Now, before turning the call over to Ron, I would like to remind you that we do not provide quarterly guidance. We believe that our investors are better served by focusing on long-term trends as opposed to the short-term volatility which is inherent in our markets. In terms of our guidance for fiscal year 2008, please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and results and many of these are detailed in our public filings with the SEC. With all of that in mind, based upon our current expectations for this year, we are increasing our previous fiscal year 2008 annual revenue range from 860 million to $900 million to our new range of 880 million to $920 million.

While we were increasing our forecasted revenue for fiscal 2008, we want to stress that we remain conservative in our outlook for overall capital spending within the wireless infrastructure industry. As I am sure all of you will point out, almost all of the major equipment providers are forecasting weakness in their business, including our largest customers. In addition, we remain extremely cautious with regard to the current economic environment, which certainly can have a negative impact on our industry and business.

In summary, we are in a very stressful time in our industry. Overall demand for wireless services continues to increase, while major suppliers are battling each other based largely on price. At the same time, the supply chain for the industry, that section of the industry that Powerwave plays in, has suffered several years of losses and is going through large scale consolidation. This is the current reality that Powerwave competes in and in this market we continue to believe that we have some of the best products and technology available to further advanced wireless solutions for the global wireless infrastructure market. We stress that we still have a lot of work to do as we believe we are positioning Powerwave to be the long-term leader in our industry. We have to continue to execute on our restructuring and cost reduction efforts in order to continue to lower our operating break even targets and improve our gross margins and drive profitability.

In terms of Powerwave’s ongoing restructuring and cost reduction activities, we expect to see some sequential improvements in our gross margins as we go through the second half of this year. In addition, we are continuing to drive, to lower our pro forma operating expenses to the quarterly rate of $45 million for the second half of this year. With that, I’d like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you, Kevin, and good afternoon, everyone. I am very pleased and excited about the results for Q1 and we have made significant strides in returning our Company to profitability. On a pro forma basis, we have reached an operating margin of 2.7% and generated $0.01 in earnings for the first quarter. But I can assure you we are not satisfied with these results and we are very committed and determined to create the shareholder value that many of you have seen from Powerwave Technologies previously. We also remain focused on our objective of reducing our overall cost structure on both the manufacturing and operating expense side. You can see that we drove our operating expense levels lower during the first quarter and we continue to focus on managing our costs and expenses. This team is and will continue to focus on this objective as I believe our results demonstrate.

For 2008, we remain committed to further improve our overall cost model in order to assure the long-term success of this Company in any type of macro economic environment. For the first quarter of 2008 we experienced strong demand during the month of March, which overcame most of the normal seasonality that we expected. As Kevin mentioned, while we remain cautious on the overall demand for capital spending and wireless, we do believe that we will continue to see increased demand coming forward from direct operator markets as well as through certain of our OEM customers. As we have noted many times, we believe that our ability to grow in this environment is much easier than some of those major OEMs in our industry.

First of all, it takes a far smaller amount of revenue to significantly impact our revenue than it does for major OEMs which require billions of dollars to have an impact. Second, we believe that the wireless network operators throughout the world are looking for ways to improve their network at lower costs using solutions rather than buying new base stations. Powerwave Technologies has been offering many solutions and products which significantly improves the wireless network performance at a lower cost. This is where we have been investing and we will continue to invest our R&D dollars around solutions. This is where we believe there are greater opportunities for us to grow in the future.

The team and I still have a lot of work ahead to prove Powerwave’s — to improve Powerwave’s profitability and generate the level of shareholder value you deserve. I am sure that most of you are aware this remains an extremely competitive environment. We continue — with your continued support along with the hard work of our management team and employees, we believe that we are making very good progress and we have the correct strategy to return the Company back to the position of strength. This has not and will not occur over night, but we believe that we have turned an important corner in this journey.

Now I’d like to outline some of the success we had in the first quarter. If you compare our quarterly results from Q1 2008 versus Q1 2007, you can see that we have grown our overall business by 38.3% year over year. In terms of product areas, we saw our antenna system revenues increase by 13.9% sequentially and 60% annually, far more than the overall industry growth rates that have been reported. In addition, in our coverage solution product segment, an area where I believe many of you know we have been focusing our attention, we saw 13.5% sequential growth and 75% annual growth.

During the first quarter, we have seen strong demand from our global customers and we have also expanded our network operator, customer base. For the first quarter our total Nokia Siemens revenues were approximately $65 million and accounted for 29% of revenue. Alcatel-Lucent’s revenue was approximately $48 million, which represented 21% of our revenue.

From a regional perspective on an annual basis, we saw growth in the Americas and the APAC regions. On a sequential basis, we saw growth in North America with anticipated seasonality in other regions.

As I stated earlier, we have been very focused and committed on executing on our operational plans, our cost reduction efforts to return this Company back to profitability. I want to assure you that we are continuing this work on consolidating our supply chain as well as focusing on further operational improvements to enhance our operating cost structure. The results for the first quarter reflect some of the impacts that — and the actions that we have taken last year to improve our cost structure.

As Kevin stated, on a pro forma basis, excluding the sale of the written off inventory, we were able to achieve gross margins of 23.2%. While we are proud of obtaining this important milestone, we have stated many times that our ultimate goal is to see additional improvement in our gross margins over the next year as we work towards reaching our goal of the mid 20% range. From an inventory turns perspective, we continue to be very focused on driving our inventory turns. We are working to improve upon our industry leading turns of 7.4 turns and we hope to get back to 8 plus turns by the end of this year.

As we stated last quarter, we set an initial target in reducing our pro forma operating expenses to a quarterly rate of $45 million by the second half of 2008. For the first quarter we were able to lower our pro forma operating expenses to $47.3 million, down almost $3 million from the fourth quarter. I want to state that I am proud of our team’s effort and commitment to reduce our expenses and I want to reassure you that we remain committed and focused on further continuing to reduce our operating expenses during the second half of this year. From an overall market standpoint, as I think you can see, we remain very optimistic about 2008 and I believe we are very well positioned with the network operators and we have the right solutions and we are very well positioned to gain market share from these opportunities. Our revised guidance for 2008 now reflects annual growth of over 15% which is double that of most industry analysts’ predictions for the total market growth in 2008. Clearly we believe we are positioned to grow faster than the overall market as well as positioned with our new products to capture additional market share globally in 2008.

I continue to believe that Powerwave has one of the strongest product portfolios, the best personnel and engineering resources, as well as the most advanced leading edge technology solutions for the next generations of products in this industry. We continue to believe in this team, these solutions and the wireless industry creates exciting opportunities are created for Powerwave Technologies in the years ahead. As a final note, while we have reached the initial goal of returning Powerwave back to profitability, we remain extremely focused, committed and confident that we can return this Company back to the level of profitability that will drive benefit for you as our shareholders, our employees, customers and suppliers. The team and I will do everything we can to continue to improve the Company’s global market share position and the financial performance while maintaining and building upon the confidence and your support. I would now like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of George Iwanyc with Oppenheimer.

George Iwanyc - Oppenheimer - Analyst

Congratulations on the improvement, guys. When you look at the first quarter results, can you give us an idea of — or some more color on what drove this in North America and 3G?

Ron Buschur - Powerwave Technologies - President, CEO

We have seen some growth in North America on our amplifier products and some of our antenna products as well as some of the new coverage solution products that we introduced.

George Iwanyc - Oppenheimer - Analyst

Is this something that you think is sustainable or is it really just a one quarter kind of correction and catchup?

Ron Buschur - Powerwave Technologies - President, CEO

No, we certainly think that based on what we see in the market, that we should be able to maintain this level of business. Demands for these new products and the products that we have are good at this point and we hope to be able to maintain this.

Kevin Michaels - Powerwave Technologies - CFO

And let me just add a point to that, George. In terms of 3G, I would say that we haven’t seen a dramatic change in our 3G business. We just, historically, as you know, we have shown some lower numbers for 3G share of our business and we’ve been noting that we were excluding a lot of products that had 3G but if they had some 2G capabilities we were labeling as 2G and what we’ve done for this year is gone back through and identified all the products, because what we’re finding is a lot of stuff that may have some lower capabilities is being installed into networks that are either currently 3G or are going to be turned on shortly to 3G. So I think the percentage of 3G really hasn’t changed for us. We haven’t seen any significant huge increase there but we’re just more accurate giving you guys a better percentage now.

George Iwanyc - Oppenheimer - Analyst

On a apples to apples basis it’s staying relatively consistent?

Kevin Michaels - Powerwave Technologies - CFO

Correct.

George Iwanyc - Oppenheimer - Analyst

And then when you look at the full year guidance, what gives you confidence in that and are you anticipating a steady sequential increase or a heavier second half to the year?

Ron Buschur - Powerwave Technologies - President, CEO

Well, George, as we had indicated, I don’t think that based on our past track record, giving you quarterly guidance is prudent but as we had indicated we do see strong demand and we do think that he will be able to achieve the types of revenue that we have outlined in the guidance going forward and certainly we’re off to a positive start here in Q1.

George Iwanyc - Oppenheimer - Analyst

Okay. And one last question. Kevin, on the supply chain improvement that you still anticipate, how far along are you at this point?

Kevin Michaels - Powerwave Technologies - CFO

Well, we still have a fair amount of work to do and as we said, you know, we expect it will continue out throughout this year, so I’d say we’re probably in the halfway point, roughly, but, we expect to have it done by the end of the year but certainly there’s a lot more work throughout this year and as we have stated numerous times, it’s consolidating our suppliers as well as redesigning selected products and really getting that focused on the common platform. So it certainly doesn’t happen overnight but we have certainly been working on it and we expect to continue to do that throughout this year.

George Iwanyc - Oppenheimer - Analyst

Thank you. Keep up the good work on the improvement.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

Thanks, George.

Operator

Your next question comes from the line of Kim Watkins with JPMorgan. Please proceed.

Kim Watkins - JPMorgan - Analyst

Thanks for taking my question. I wanted to ask you about the strength that you mentioned in March just again to clarify. I wanted to know if you continue to see that in the month of April, because when I look at your guys for the year, it looks like the midpoint assumes either flat guidance throughout the year or maybe there’s a quarter where you see some seasonality in there. If you can just talk to that, that would be great.

Kevin Michaels - Powerwave Technologies - CFO

Great. I mean, and as Ron I think mentioned we’re not really trying — we’re trying stay away from quarterly guidance but I think as you know in the industry historically, the — historically you have some weakness in the first quarter and obviously we did much better there because we did see strength coming into March and historically the summer quarter is sometimes a little slower because the Europeans typically go on vacation. So sometimes you have a little weakness in the summer quarter, the — from July through September. So, those are kind of historical patterns out there. While we are optimistic at the same time as I think you’ve noted and other people have noted, there is certainly a lot of concern out in some of the OEM levels and we’re just wanting to stay cognizant of that.

Kim Watkins - JPMorgan - Analyst

And what did you see so far in April?

Kevin Michaels - Powerwave Technologies - CFO

Well, once again, we’re not going to get down to what we’re seeing on a monthly basis. We - I think as you’ve seen, we have raised our overall guidance so we’re obviously optimistic about the outlook for this.

Kim Watkins - JPMorgan - Analyst

And then moving onto gross margin, pretty sizable sequential improvement there. What was the larger, in the face of the sequential decline in revenue, albeit a small one, what was the larger impact there? Was that mixed driven or is that largely a function of the restructuring?

Ron Buschur - Powerwave Technologies - President, CEO

We’ve seen a combination of mix and some of the restructuring coming through as well as some of the design improvements with some of the products that we have introduced and that we currently have in production. Kimberly, so if you really look going forward, we have to focus a lot of our efforts now on some of the manufacturing efficiencies and the operations to drive the remaining improvements yet in our margins.

Kevin Michaels - Powerwave Technologies - CFO

And just to build upon that, though, I mean, obviously, as you know, last year we did a lot of different restructuring efforts and we have some more continuing this year, but we are seeing, I think somewhere between the two, it’s a number of those benefits as Ron mentioned coming forward. There wasn’t — as you can see in our results, there was not a huge mix shift going on during the quarter.

Kim Watkins - JPMorgan - Analyst

And then I just wanted to ask you about Nokia. They were down sequentially for you, although up year over year. But last year was a little bit difficult comparison period. They mentioned on their conference call that they had some inventory built in the Nokia Siemens business but they didn’t give a lot of detail. Are you at all concerned about inventories there and what do you foresee through the remainder of the year from Nokia Siemens?

Ron Buschur - Powerwave Technologies - President, CEO

We’re certainly are aware that they stated they have some inventory. We don’t believe that the inventory that they’re holding is something that we want to comment on and we don’t think that it really has an impact on the Powerwave products, but certainly they’re not going to deploy until they deplete the rest of the inventory that they have within their channel at this point. Going forward, we’ve kind of modeled in what we believe to be a go forward run rate for Nokia and if they move through this inventory a little bit quicker, I think that would be positive for the Company.

Kim Watkins - JPMorgan - Analyst

Okay. Thanks very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Thomas Lee with Goldman Sachs. Please proceed.

Thomas Lee - Goldman Sachs - Analyst

Hi. Thanks for taking my call. I just had a follow-up question to — on the gross margins. Can you — I mean, can you help us — I don’t know, help quantify, I guess, in terms of the cost reductions, I mean, how much, I guess, thus far has it been driven by some of the supply chain improvements and how much of it is just manufacturing shutdowns and as we think about your cost reductions over the course of this year, how many — I mean are we likely to see more improvements on the supply chain side or on the manufacturing side?

Ron Buschur - Powerwave Technologies – President, CEO

Yes, we’re going to be focusing a lot of our efforts as we had indicated on our supply chain side as well as our manufacturing. We have some work to do yet to improve the efficiencies, the productivity, and the cycle times within our operations. We have seen some nice yield improvements in the quarter, but we still have some significant work to get to the levels that we believe are going to be world class and necessary to allow us to meet our targets of the mid 20% range.

Thomas Lee - Goldman Sachs - Analyst

Got it. And then just going on — touching on the U.S. — U.S. market, is — can you talk a little bit about change in your revenue, in your visibility, I guess as you look kind of six, nine months versus maybe exiting last year? I mean, has that significantly improved now versus three months ago?

Kevin Michaels - Powerwave Technologies - CFO

I don’t think it significantly changed, but I think if you listened to us three months ago, we were relatively positive for this year and I think we — a number of the analysts questioned our positive outlook for 2008 and I think we’ve stayed pretty consistent with it. Those who have seen us over the last few months know we really haven’t wavered and so I’d say our views haven’t changed here, our outlook hasn’t changed. We think that we’ve taken a pretty good look at it, we’ve tried to remain conservative. We understand the pitfalls that — at least we’re trying to understand them out there. We think we have a better handle than we’ve had in the last couple years, but I’d say over the last quarter or two our view has not changed and I would say our answer is generally no.

Thomas Lee - Goldman Sachs - Analyst

Okay. Was most of the U.S. sales, was that more OEM based or direct based? Can you comment on that?

Kevin Michaels - Powerwave Technologies - CFO

It’s a combination of both, and we don’t break that down by the region. It’s a combination of both. We — we — as we have stated previously, a number of the North American operators certainly are spending again, people like T-Mobile, people like AT&T and Sprint and Verizon and clearly a number of those major operators drive business through some of the OEMs as well. So we see business driving through there as well. So we’re confident that if you just look at North American market, that this year should be a healthy market. There is good spending there. It may not drive all of the major OEMs to the kind of increases they’d like to see, but we think it’s a good, good strong opportunity, subscriber growth continues along pretty strong and we feel happy about that.

Thomas Lee - Goldman Sachs - Analyst

But as North America, as that continues to strengthen or as that strength continues, is it safe to assume that the indirect-direct split, I think 68/32, that that’s likely — we’re likely to see higher mix shift towards direct sales as we progress through the year?

Ron Buschur - Powerwave Technologies - President, CEO

I would say that’s certainly a safe assumption and that’s across all the geographic regions, not just the North America continent. We’re going to continue to focus our efforts on the direct operator sales and the direct sale.

Thomas Lee - Goldman Sachs - Analyst

Got it. And then just last question. Can you remind us in terms of the competitive landscape, outside of — outside of Andrew or the former Andrew, can you remind us kind of who your key competitors are in both antennas and base stations?

Ron Buschur - Powerwave Technologies - President, CEO

I think as you had indicated, Andrew and CommScope are probably the major players and now with CommScope owning that, it represents a significant competition for Powerwave and then you have some other players in different categories of our business around the coverage solution groups, such as ADC, they offer some products in that category and then in the antennas you have some private companies over in Europe, such as Katherine that sell antenna products and then as you know, some of the OEMs themselves have products that compete.

Thomas Lee - Goldman Sachs - Analyst

Great. Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you.

Operator

Next question comes from the line of Jeff Kvaal with Lehman Brothers. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Hi. Thanks very much. I was wondering if you could talk a little bit about the Andrew position or just generally about the landscape and has pricing eased in any way over the course of the past quarter or two?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I guess as far as the pricing environment, I think as we had indicated, it’s still a pretty competitive market. I would say that, the pricing has not eased. I think we have to be prudent in how we manage the business and how we price our products and solutions in this marketplace. So I wouldn’t say that the pricing pressures and the need for us to be competitive in this market by any means with that acquisition have softened.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. And then, Ron, you had said, I think, that you would like to return back to 25% gross margin in 12 months. Is that - is that how you phrased it?

Ron Buschur - Powerwave Technologies - President, CEO

I said we would like to be able to achieve that by the — this — end of this next year as we exit the year.

Jeff Kvaal - Lehman Brothers - Analyst

Exiting 2008?

Ron Buschur - Powerwave Technologies - President, CEO

That is correct.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. And, Kevin, do you have a target model for us, like, $250 million in revenue and blah, blah, blah?

Kevin Michaels - Powerwave Technologies - CFO

Well, nothing new that we haven’t given before. I think as Ron is mentioning, our goal has always been to get our gross margins back to the mid to high 20 percent range so our first goal is to try to get them back to 25% and as we have stated, we’re driving to get our operating expenses down on a quarterly basis to that $45 million, so that’s your model.

Jeff Kvaal - Lehman Brothers - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

Pretty much there. So we’re trying to leverage that and we haven’t changed. We’ve been consistently for a long time focused on that model and hopefully now we’re starting to show the way we think we can get there.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Thank you both very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you, Jeff.

Operator

Question comes from the line of Mike Walkley with Piper Jaffray. Please proceed.

Mike Walkley - Piper Jaffray - Analyst

Great. Thanks. Kevin, just a question for you on the operating expense line. Really did a good job taking it down and especially in the general and administrative line. As we look to getting to that $45 million, which one of your OpEx lines should we think about as the area for future cost reductions?

Kevin Michaels - Powerwave Technologies - CFO

Well, I don’t really want to just say it’s all coming out of one. I mean we’re looking across the entire Company and it’s not me, it’s the Company as a whole, all of our management and all the employees are working hard to control costs. Certainly, all the areas are targeted to try to control their costs, so, between G&A and R&D, those are obviously some of the two biggest areas. Sales and marketing, the first half of the year you have a number of large trade shows, the second half of the year you have some reduction. Hopefully it will be offset by strong commission sales but we’ll see what happens.

Mike Walkley - Piper Jaffray - Analyst

Okay. Thanks. And then just on gross margin, if you and Ron could help us out a little bit, there’s a lot of moving parts to e looking to hitting that 25%. Could you help us either rank or think about different things like mix to carry there versus mix of new products like coverage system and also you just look at things like the Sanmina move and the manufacturing side. Which areas give us the most leverage on better gross margin?

Kevin Michaels - Powerwave Technologies - CFO

Well, it’s a number of things. It’s difficult — and we really can’t get down to that kind of specifics, but all those things you mentioned all contribute there. Clearly over time our product — if we can shift the mix of the customer base, and certainly we don’t want — we are certainly not ignoring our OEM customers. They’re our largest customers, we remain committed to them. That does not waiver. At the same time we’re trying to grow the business and if we can grow the direct business more, that benefits us from a margin standpoint, certain of our product areas, you highlighted one, our coverage solution areas, that is a higher margin business if we are able to grow that, that shifts the mix for us as well.

The areas we’ve been very focused on over the last year is improving our manufacturing efficiencies, taking out overhead cost. We’ve had some success with that. It’s clearly benefiting us. At the same time, as Ron mentioned, we’re getting more efficient. We have more work to do there. That will further improve us. Things like Sanmina, that you mentioned, our transfer of that production as we mentioned that, at the end of last year, that should really benefit us beginning in the second half of this year as they start to get that moved into their plant and we get some consolidated savings coming out of that.

And as we’ve mentioned, the consolidation of our supply chains and getting our products redesigned on a common platforms which is an ongoing effort here that we’re very focused on for this year. That will contribute to gains as we go, especially in the later half of this year. So it’s hard for us to say this one is going to mean more — I mean, clearly I would love next quarter that we do $100 million in coverage solution sales but I think that’s a little unrealistic, at least in one quarter. So it’s hard for us to predict which is going to be more but we’re confident that combined all of these things will contribute over time.

Mike Walkley - Piper Jaffray - Analyst

Great. Thanks.

Ron Buschur - Powerwave Technologies – President, CEO

Please, go ahead.

Mike Walkley - Piper Jaffray - Analyst

I was just going to ask a follow-up question. I know it’s nice to see you take up the guidance but as you look at the regions, there’s a lot of your OEM customers seem to point to the near region as one of the areas of slowing growth and you guys were basically flat year over year. If you look at that particular business segment, is that the area for your cautious outlook or is that a business you think can be up also year over year?

Ron Buschur - Powerwave Technologies – President, CEO

Well, that’s where we’re being a little cautious, you’re correct, and we do think that we’ve done a pretty good job, as you had highlighted, even showing this quarter that we were able to maintain pretty good revenue there in a down market and I believe the team is doing an excellent job of trying to grow the sales in that region, but we do want to be realistic in the expectation that we’re setting and that’s a region that we’re cautious about, yes.

Mike Walkley - Piper Jaffray - Analyst

Okay. Great. Well, congratulations on the strong results. I’ll pass on the queue.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Ken Muth with Robert W. Baird please proceed.

Ken Muth - Robert W. Baird - Analyst

Hi again just hitting on the geographies here. Your Q1 results were great for the Americas and was up very strong sequentially here. I guess kind of looking at the new guidance though and kind of thinking about this, that $86 million this quarter, do you think that that would be the high point of your revenue from that geography for the year or do you expect that can move higher from here?

Kevin Michaels - Powerwave Technologies - CFO

You’re focused on the Americas revenues and do we think it can get higher later in the year? Yes, we do. I mean, we’re definitely not trying to get ourselves into predicting by quarter, but do we think there’s opportunities to have that be higher later in the year, yes we do.

Ken Muth - Robert W. Baird - Analyst

Okay and Kevin are there any other restructuring charges that you see for the remainder of ‘08?

Kevin Michaels - Powerwave Technologies - CFO

There is a little bit more but it should be kind of just on a scale that we’ve just seen, not anything real huge.

Ken Muth - Robert W. Baird - Analyst

Okay. And then can you maybe comment on some of the progress, I mean, I think Marvin MaGee just came on somewhat recently here. Some of these things that are still looking positive for the rest of the year, kind of in his ex area and the Celestica and the kind of outsourcing the supply chain? Is that where some of these things are finally being seen from?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, Ken as you had acknowledged Marvin joined us recently and we certainly expect to see some additional improvements out of the operations and the supply chain and figuring out how we become as efficient and productive as what we once were as an entity. The operational excellence is what we really have to drive for. If you look at the inventory turns as Kevin has alluded to, we have money that is trapped there on the balance sheet that we want to free up with the inventory and the other area that we need to really focus on is the operational efficiencies and that’s an area that we are putting a lot of emphasis on, our operating plans are built around that, and the team is going to move forward. So Marvin and his team and the rest of the organization is certainly focused on helping us achieve that goal.

Ken Muth - Robert W. Baird - Analyst

Okay. And then just on the — I mean, as you guys had better performance here in the gross margin, the outlook is certainly positive. There has to be some sort of pricing talk in here too that you’re willing to be a little bit more steadfast on your pricing, can you kind of comment how you’re willing to address that piece of the market segment because prior things were very heavily competitive and a lot of pricing out there and I’m sure that hasn’t changed a bit, but kind of what is your attitude as a Company now? How has that been impacted here kind of looking forward. Because you guys seem to be clearly executing better.

Ron Buschur - Powerwave Technologies - President, CEO

Well, Ken, obviously the performance of the Company, we’re not in a position from a financial perspective to always be lowering our price. We need to figure out how we can become a more efficient operation and how we can be competitive on a global basis but yet we have to show you and you’re shareholders a very good return on your investment and demonstrate that we’re a viable source for your future growth that you’re projecting to your clients and you’re right, we have to stay firm on that. The pricing environment, as I tried to indicate, is still aggressive, but I think we’re being, I think, a little bit more prudent in how we position ourselves on tenders, bids and we also are very careful and we’re spending our R&D dollars and I think you can see the results of that in areas to where we believe will benefit our shareholders long term.

Ken Muth - Robert W. Baird - Analyst

Okay. And then anything going on — I mean, the coverage solutions, ticked up certainly here. There’s a lot of moving pieces going on in the telecommunications services market right now. How do you look at that opportunity over the next one to two years? Is this kind of the first year you have a little bit more confidence where you can kind of keep this momentum going?

Ron Buschur - Powerwave Technologies - President, CEO

I think, Ken, it’s more than confidence. As you know, we haven’t had the new product portfolio. We have been spending the R&D dollars for the last year and a half in that market segment to be able to offer coverage solutions, and those coverage solutions are not necessarily to the direct operator. They’re to enterprise, they’re to business, they’re machine to machine. There’s a lot of aspects, transportation and rail to where we sell this coverage solution product, and that is an area that we’re going to continue to focus on. We’re going to try to grow and we’re going to maintain and continue to aggressively pursue opportunities there and continue to build out our product portfolio as I had shared with you at Las Vegas, we’re not completely done with that technology transfer and development effort yet.

Ken Muth - Robert W. Baird - Analyst

Okay. Great. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of [Steven Patel] with American Technologies Research. Please proceed. Mr. Patel, your line is open. Your line may be on mute. Your next question comes from the line of Anil Doradla with Caris and Company. Please proceed.

Anil Doradla - Caris and Company - Analyst

Yes, thanks for taking my question. Were there, Ron, any greater than 10% customers from a service operators point of view? I know Nokia Siemens and Alcatel were but from a service operators point of view.

Ron Buschur - Powerwave Technologies - President, CEO

No, we had quite a spread of operators that weren’t quite at the 10% range, but, we’re happy with the distribution of our customer base and that operator segment and the growth that we’re seeing there.

Anil Doradla - Caris and Company - Analyst

So the growth in U.S. during the quarter, was that, would you say driven primarily by a single operator or a couple of operators?

Ron Buschur - Powerwave Technologies - President, CEO

No. I think we’re seeing multiple operators that we had seen some growth there and we’re pleased with what we had been able to achieve there and we are also seeing some OEM growth as well.

Anil Doradla - Caris and Company - Analyst

Now, coming to Europe, Africa, Middle East region, can you give a little bit more color as to whether Europe was down, Africa, Middle East was up or everything was down? Can you give some kind — how did the quarter shape for these?

Ron Buschur - Powerwave Technologies - President, CEO

I don’t think we’ll get to that granularity, but I think it’s fair to say as you can see the APAC region, we were pleased with what we had been able to deliver in the APAC region. Europe, as we said, did okay. We had expected some seasonality there and we have seen the seasonality there, so that was good. And the slowdown. And going forward, we do think that there’s other regions that are picking up as we had talked about in — looking at India, looking at Africa, looking to the Middle East and we want to continue to focus our efforts in those regions.

Anil Doradla - Caris and Company - Analyst

During the quarter were there any new products that you guys introduced?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I think as you know from the show, we introduced quite a few new products during the quarter around our coverage solutions, our MCPA products, our 700 megahertz product line, and some other additional WiMAX products and remote radio head technology.

Anil Doradla - Caris and Company - Analyst

And finally, on the financing side, can you share some thoughts what you’re planning to do with the debt, how you guys are planning to pay down and whether there are any changes in that plan?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think if you’ve looked at us, we’ve obviously repurchased almost all of the bond that’s coming due this summer. There’s about $13 million left and if we don’t repurchase it prior to maturity, we’ll pay it off at maturity. Obviously, we have the cash funds available for that. The other bonds don’t come due for another three or four years, so we don’t have any immediate plans on those. Obviously, we’ll see what happens over the next couple of years.

Anil Doradla - Caris and Company - Analyst

Great. And finally, what was the CapEx during the quarter?

Kevin Michaels - Powerwave Technologies - CFO

About $4 million.

Anil Doradla - Caris and Company - Analyst

Thank you very much.

Kevin Michaels - Powerwave Technologies - CFO

You’re welcome.

Anil Doradla - Caris and Company - Analyst

And congratulations, guys.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you.

Operator

Your next question comes from the line of Brian Modoff with Deutsche Bank. Please proceed.

Unidentified Participant Analyst

— in for Brian. A couple questions. First, could you just give us a little more color on, you talked about growing revenues 15% during the year. How is it that you’re going to be able to do that when the rest of the market is looking for much flatter growth? I understand some of it will be product mix and you are a smaller Company, you have a lot more leverage in certain areas but I was just hoping you could talk a little bit about overall trends in the industry and where you see some of that outsized growth coming from.

Ron Buschur - Powerwave Technologies – President, CEO

Sure. Well, a couple of areas and I tried to outline, again, that a small amount of revenue does have a significant impact on a Company such as Powerwave, 10, $12 million of revenue shift is dramatic. That’s a huge win for a Company like us and an unforeseen or unforecasted win that we get, compared to the - the billions of dollars of sales and in some cases million that it takes to move some of our other OEM customers. We look at the coverage solutions area. We see strong demand for that, looking at the 3G networks that are deployed, there’s certainly a need for in building coverage and the lack of penetration of coverage inside buildings and enterprise, you’re looking at some of the new and the announced roll-outs in North America with several of the operators that they have highlighted and then you look at some of the growth that’s taking place in the Middle East and we look at some of the growth that’s taking place in India and that’s how we project that we’ll be able to grow our business in multiple segments across OEMs as well as operator and enterprise customers.

Unidentified Participant Analyst

And so for something like in building 3G coverage are you seeing those orders already coming in or do you think that people are just talking about it?

Ron Buschur - Powerwave Technologies – President, CEO

I think if you look at our results for the coverage, you can see that they’re already coming in.

Unidentified Participant Analyst

Okay. And then also on the profitability, I just want to get a better sense of how did the improvement in the filter business affect margins?

Kevin Michaels - Powerwave Technologies - CFO

Well, we didn’t break out by product line and we’re not going to start breaking out now, so, but we’ve - I think we’ve mentioned previously all - the number of items that it went through that helped improve us from our past restructuring to further efficiencies that we’ve been gaining and these efforts we have been working on over the last year, year and a half, so, we’ve been working hard on them and I think we’re delivering results now.

Unidentified Participant Analyst

All right. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Sure.

Operator

Next question comes from the line of (inaudible). Please proceed.

Unidentified Participant Analyst

Good afternoon. I wanted you to hopefully elaborate a little bit further on your comments earlier as you talked about further consolidation amongst the suppliers and, I guess, from a competitive pricing perspective amongst some of the equipment suppliers. Can you give me your best thoughts as to how you see consolidation playing out? I know CommScope and Andrew have combined but there wasn’t that much product overlap. Maybe you have further color as to how you see this playing out?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I think a lot of the consolidation that we initially had, we were talking about as well could take place at some of our customer base as well on some of the network operators, you know, there’s some speculation out there that there’s going to be several mergers in that space taking place and then the consolidation that really is engrained in our market segment, if you look at that is really some of the smaller component manufacturers, unfortunately this downturn in this market has had quite a negative impact on the tier of suppliers below us and many of the second-level suppliers and they were forced to consolidate and in many cases we’ve seen that and that’s been driven by the OEMs consolidation that’s taken place over the last few years. It’s tough to the weather the types of downturn in revenue that we had to go through in 2007 and ‘06 looking at the end of ‘06, looking at that consolidation pattern where many quarters your revenue goes down to half to 70% of what you had. So we are seeing smaller suppliers come together and consolidate which will in time, I think, be good for the overall supply chain, but that’s the types of consolidation that we’re seeing and there is discussion to where certain people were saying they’re raising prices and they’re trying to increase and command a higher price for their products. That sounds good. I guess. I haven’t seen that yet to the level that I’d like to see if that’s really being the case, but that’s the type of actions and the environment we’re in today.

Kevin Michaels - Powerwave Technologies - CFO

And just to add to that, I think as Ron mentioned, we’ve seen a lot of consolidation. I think you would look to - in the supplier industry Powerwave has been one of the consolidators over the last four years and there’s been a lot of consolidation there and while there will probably be some more at a smaller level, a lot of this focus is over the last year you saw some big consolidation starting to occur in the OEM base and it appears that there will be more consolidation in the OEM base as we go through the next couple of years. There’s a number of players that are deciding to only focus on parts of businesses and stuff. And that will continue to have an impact on the industry. We see some of the major OEMs still have a ways to go as that consolidation which certainly impacts us at the sub supplier level.

Unidentified Participant Analyst

And are the OEMs looking to consolidate their suppliers or are they still more focused on trying to maintain, how shall I say, a decent competitive environment to get better price from you guys?

Ron Buschur - Powerwave Technologies - President, CEO

That’s certainly the case. I would not say that they’re wanting to see the industry consolidate so they only have a sole source position. So, yes, I think that’s always in the back of their mind, not to consolidate or allow the industry to maybe consolidate too much. But that’s a global environment we’re in. I think if we’re in an environment where we have healthy competitors, I think it allows us to be much more prudent and aggressive in our business practices and really forces us to become world class and that’s going to benefit us in the long run as you — as a shareholder ultimately.

Unidentified Participant Analyst

Okay. Thank you.

Operator

And your final question comes from the line of Bill Choi with Jefferies. Please proceed.

Bill Choi - Jefferies & Company - Analyst

Okay. Thanks. Hey, good job on the cost control. Just in terms of guidance, Kevin, did you provide anything on cash flow and, DSOs and inventory turns?

Kevin Michaels - Powerwave Technologies - CFO

No, we didn’t provide any specifics there in terms of guidance for the year. Obviously, we hope to continue to generate positive cash flow this year. We had positive cash flow in the first quarter. In DSOs, clearly our goal for this year is to drive them lower than they were to begin the year and the same with inventory — actually, opposite with inventory turns. We intend to drive them higher, 7.4 and looking to drive to 8 plus. But we haven’t set specific targets for each individual one.

Bill Choi - Jefferies & Company - Analyst

For DSOs, you actually had a very favorable regional mix. You moved away from Europe where you had some under plus days and you actually had big U, you know, North American business. I guess I’m thinking that, DSOs should have been a lot better even if it was very back end loaded. Just any thoughts how much of an improvement we should be expecting on DSOs?

Kevin Michaels - Powerwave Technologies - CFO

Well, we were hoping to improve. We were down into the low 90 levels and we want to get back down to that and try to drive it lower than that. Internationally, the bulk of our business is still internationally and payment terms are out there and there is an impact. March was a very strong quarter so nobody pays in 30 days. So there’s no way you’re going to collect what you sell in March before the end of the quarter so that does have an impact in the calculation, but it’s an area that we — we’re certainly striving to get that better and you’re right in the point that if we continue to see a shift in business, that would have some impact on what the DSOs will look like.

Bill Choi - Jefferies & Company - Analyst

Okay. And then on the expenses, a little clarification there. You mentioned that you want to get to the $45 million quarterly level and then you said but not including bonus accruals. Can you talk about whether there were any in March and maybe while you’re at it, also give the total employee count with and without the contract employees, please?

Kevin Michaels - Powerwave Technologies - CFO

We’ll report the employee counts in the Q. I don’t have that off the top of my head here.

Ron Buschur - Powerwave Technologies - President, CEO

It’s about 2500 permanent employees.

Kevin Michaels - Powerwave Technologies - CFO

Yes, roughly. In terms of that we haven’t had a bonus accrual in a couple of years, so, no, there are no bonus accruals in any of our numbers, and we’re just pointing out — obviously, if we can make certain profitability levels we may start accruing some but we haven’t reached those levels yet.

Bill Choi - Jefferies & Company - Analyst

And the bonus accrual part is not on revenue and more on profitability this year?

Kevin Michaels - Powerwave Technologies - CFO

Well, it’s a combination of both, but that’s — that’s a private — it’s internal to the Company, but it’s a combination of both and, obviously, we know we have to achieve some much better results before that happens, but we’re just stating that out there.

Bill Choi - Jefferies & Company - Analyst

One last one. Neil had I think asked this just, I guess, whether there were any 10% direct customers in North America. Can you just clarify whether that’s true even when you add the indirect business to these operators through an OEM, whether you still didn’t have much of consolidation of the revenue.

Kevin Michaels - Powerwave Technologies - CFO

We really can’t identify through an OEM where all the business goes, so that’s almost impossible for us to do. But we would report any 10% customers and we would report — we always report any 10% customers and, obviously, we reported Nokia Siemens and Alcatel-Lucent. Those are only two 10% customers this quarter and if we had more we would report them. But we’re happy with the spread. We have a large operator direct base and while there’s no single guy there at 10%, there’s a number of players that are obviously well known names across the globe.

Bill Troy - Jefferies & Company - Analyst

Okay. Thanks.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you.

Operator

Ladies and gentlemen, this concludes our Q&A, I would like to turn the call over to management for closing remarks.

Ron Buschur - Powerwave Technologies - President, CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the second quarter of 2008.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.

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